SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 3)

                                 VERSATA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92598101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Marilyn Stallings
                                 Sigma Partners
                         1600 El Camino Real, Suite 280
                              Menlo Park, CA 94025
                                 (650) 853-1700
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                August 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

CUSIP No. 92598101                SCHEDULE 13D                Page 2 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Partners V, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

      N/A
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        717,777
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               717,777
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,777
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

      N/A
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92598101                SCHEDULE 13D                Page 3 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Associates V, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

      N/A
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        108,753
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               108,753
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      108,753
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

      N/A
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92598101                SCHEDULE 13D                Page 4 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Investors V, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

      N/A
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        38,277
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               38,277
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      38,277
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

      N/A
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.52%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92598101                SCHEDULE 13D                Page 5 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Management V, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

      N/A
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        864,807
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               864,807
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      864,807
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

      N/A
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92598101                SCHEDULE 13D                Page 6 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert E. Davoli
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

      N/A
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        241,261
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            864,807
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               40,210
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        864,807
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      905,017
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

      N/A
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Security and the Issuer

         (a)      Title of Security:

                  Common Stock

         (b)      Name of the Issuer:

                  Versata, Inc., a Delaware corporation.

         (c)      The Issuer's principal executive office:

                  300 Lakeside Drive, Suite 1500
                  Oakland, CA   94612

                  Description of Business:

                  The Issuer provides software and services enabling customers to deploy transaction-based e-business software applications.

Item 2.  Identity and Background

         (a)      Name of the Reporting Persons:

                  i.   Sigma Partners V, L.P. ("SP V");
                  ii.  Sigma Associates V, L.P. ("SA V");
                  iii. Sigma Investors V, L.P. ("SI V");
                  v.   Sigma Management V, L.L.C. ("SM V");
                  vi.  Robert E. Davoli ("Davoli").

         (b)      Business address:

                  1600 El Camino Real, Suite 280
                  Menlo Park, CA  94025

         (c) Present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted:

                  SP V:             Venture Capital Fund
                  SA V:             Venture Capital Fund
                  SI V:             Venture Capital Fund
                  SM V:             General Partner of SP V, SA V, and SI V
                  Davoli:           Managing Director of SM V

                               Page 7 of 10 Pages

         (d)      Convictions in criminal proceedings in the past five years:

                  None.

         (e) Judgments for violations of Securities Laws in the past five years:

                  None.

         (f)      Citizenship or Place of Organization

                  SP V:             Delaware
                  SA V:             Delaware
                  SI V:             Delaware
                  SM V:             Delaware
                  Davoli:           United States

Item 5.  Interest in Securities of the Issuer

========================== ================== =================== ================== ================== ===================
                                 SP V                SA V               SI V               SM V               Davoli
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Beneficial Ownership           717,777             108,753            38,277            864,807             905,017
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Percentage of Class               9.7%                1.5%             0.52%              11.7%               12.3%
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Sole Voting Power              717,777             108,753            38,277            864,807              40,210
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Shared Voting Power                -0-                 -0-               -0-                -0-             905,017
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Sole Dispositive Power         717,777             108,753            38,277            864,807              40,210
-------------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Shared Dispositive Power           -0-                 -0-               -0-                -0-             905,017
========================== ================== =================== ================== ================== ===================


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  None.

Item 7.  Material to be Filed as Exhibits

                  Exhibit A:        Joint Filing Statement

                               Page 8 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGMA PARTNERS V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date

SIGMA ASSOCIATES V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date

SIGMA INVESTORS V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date


SIGMA MANAGEMENT V, L.L.C.


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date



                                                                                February 13, 2003
-----------------------------------------------------         --------------------------------------------------
Robert E. Davoli.                                             Date

                               Page 9 of 10 Pages

                                    EXHIBIT A

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

SIGMA PARTNERS V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date

SIGMA ASSOCIATES V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
   --------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date

SIGMA INVESTORS V, L.P.

By Sigma Management V, L.L.C.,
    its General Partner


By:                                                                             February 13, 2003
     ------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date


SIGMA MANAGEMENT V, L.L.C.


By:                                                                             February 13, 2003
     ------------------------------------------------         --------------------------------------------------
      Managing Director                                       Date



                                                                                February 13, 2003
-----------------------------------------------------         --------------------------------------------------
Robert E. Davoli.                                             Date

                               Page 10 of 10 Pages